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                            SCHEDULE 14A INFORMATION
                 REVOCATION STATEMENT PURSUANT TO SECTION 14(a)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (SUPPLEMENT NO. 1)

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
         (Revocation of Consent Statement)      Commission Only
                                                (as permitted by Rule
                                                14a-6(e)(2))

     [ ] Definitive Proxy Statement
         (Revocation of Consent Statement)

     [X] Definitive Additional Materials

     [X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      GREAT WESTERN FINANCIAL CORPORATION
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transactions:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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[GREAT WESTERN LOGO]
                                                                   March 6, 1997
Dear Great Western Stockholder:

     We are extremely pleased to advise you that your Board of Directors has unanimously approved a strategic business combination of Great Western with Washington Mutual, Inc., a diversified financial services company. Pursuant to the definitive merger agreement entered into by Great Western and Washington Mutual, upon consummation of the merger, each outstanding share of Great Western common stock will be converted, on a tax-free basis, into 0.9 shares of Washington Mutual common stock. YOUR BOARD BELIEVES THAT THIS COMBINATION PROVIDES GREAT WESTERN STOCKHOLDERS WITH SUPERIOR VALUE AND A SUPERIOR MERGER PARTNER.

     Based on the closing price of Washington Mutual common shares on March 6, 1997, the merger consideration had a value of $47.70 PER SHARE and the transaction had a value of almost $6.6 BILLION. This represents a premium of 11.5%, or $677 MILLION, over the indicated value (as of March 6) of the merger transaction previously proposed to Great Western by H. F. Ahmanson & Company.

     The combination of Great Western and Washington Mutual will be accounted for as a pooling of interests and is expected to close in the third quarter of 1997.

     Washington Mutual, with roots dating to 1889, is one of the premier banking franchises in the western United States and one of the most successful and respected banks in the country. It focuses on families and small- and medium-size businesses, and its subsidiaries provide consumer and commercial banking, full-service securities brokerage, mutual fund management and insurance underwriting. At year end, Washington Mutual and its subsidiaries had assets of $44.6 billion and operated more than 550 offices in Washington, California, Oregon, Idaho, Utah, Montana, Arizona, Colorado and Nevada.

     The merger is subject to regulatory approvals as well as the approvals of stockholders of both companies. We encourage you to read the attached Supplement to Revocation of Consent Statement which contains additional details regarding the merger.

     Your Board believes that the combination with Washington Mutual will bring together two industry leaders to create a company that will be well-positioned for long-term growth and the delivery of value to key constituencies -- stockholders, employees, customers and the communities we serve.

     We will be communicating additional details concerning the merger with Washington Mutual and we continue to assure you that YOUR BOARD WILL ACT AT ALL TIMES IN THE BEST INTERESTS OF GREAT WESTERN AND ITS STOCKHOLDERS. We thank you for your trust and support.

     In the meantime, Ahmanson is continuing to solicit consents in connection with its unsolicited merger proposal. Your Board strongly urges you not to sign any consent card sent to you by Ahmanson. ACT TODAY TO PROTECT YOUR INVESTMENT BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE CONSENT REVOCATION CARD AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                Sincerely,

        /s/ JOHN F. MAHER                     /s/ JAMES F. MONTGOMERY
        John F. Maher                         James F. Montgomery
        President and Chief                   Chairman of the Board
        Executive Officer

             If you have any questions, please call our solicitor:
                        [GEORGESON & COMPANY INC. LOGO]
                          CALL TOLL FREE: 800-223-2064
                      Banks and Brokers call: 212-440-9800

                                   SUPPLEMENT
                                       TO
                        REVOCATION OF CONSENT STATEMENT
                                       OF
                      GREAT WESTERN FINANCIAL CORPORATION
                               ------------------

                     SOLICITATION OF REVOCATIONS OF CONSENT
                     BY BOARD OF DIRECTORS IN OPPOSITION TO
                            H. F. AHMANSON & COMPANY
                               ------------------

                                 MARCH 6, 1997

     This Supplement (this "Supplement") to the Revocation of Consent Statement is being furnished by the Board of Directors (the "Board") of Great Western Financial Corporation ("Great Western") to the holders of outstanding shares of Great Western's common stock, par value $1.00 per share ("Common Stock"), in opposition to the solicitation (the "Ahmanson Solicitation") by H. F. Ahmanson & Company ("Ahmanson") of written consents from the stockholders of Great Western. This Supplement amends and supplements, to the extent set forth herein, the Revocation of Consent Statement of Great Western, dated March 4, 1997 (the "Revocation Statement"). Capitalized terms used in this Supplement and not otherwise defined in this Supplement shall have the respective meanings assigned to such terms in the Revocation Statement. This Supplement is first being mailed to Great Western stockholders on or about March 7, 1997.

               RECENT DEVELOPMENTS -- GREAT WESTERN TO MERGE WITH
                               WASHINGTON MUTUAL

     On March 6, 1997, Great Western announced that it had entered into a strategic business combination with Washington Mutual, Inc. ("Washington Mutual"). The definitive merger agreement between Washington Mutual and Great Western (the "Merger Agreement") provides for a tax-free merger (the "Merger") of Great Western with and into a subsidiary of Washington Mutual pursuant to which each outstanding share of Common Stock would be converted into 0.9 shares of common stock, no par value ("Washington Mutual Common Stock"), of Washington Mutual.

     Based on the closing price of Washington Mutual Common Stock on March 6, 1997 (the last trading day before the mailing of this Supplement), Great Western's stockholders would receive in the Merger Washington Mutual Common Stock with a value of $47.70 for each of their shares of Common Stock. This represents a premium of 11.5% over the indicated value (as of March 6) of the transaction proposed to Great Western by Ahmanson on February 18, 1997.

     The consummation of the Merger is subject to certain conditions, including approval by the stockholders of both companies and applicable regulatory approvals. The Merger Agreement contains customary representations and warranties of Great Western and Washington Mutual. The Merger will be accounted for as a pooling of interests. Appraisal rights will not be available for Great Western stockholders in connection with the Merger.

     The Merger Agreement provides that Great Western shall have the right to designate four members to serve on the board of directors of Washington Mutual.

     The Merger Agreement also provides for a termination fee to be paid by Great Western in certain events. Great Western has agreed to pay a $75 million fee (plus reimbursement for documented reasonable out-of-pocket expenses up to $20 million) to Washington Mutual if (a) Washington Mutual terminates the Merger Agreement because the Great Western Board withdraws, modifies or changes in a manner adverse to Washington Mutual its approval or recommendation of the Merger, (b) Washington Mutual terminates the Merger Agreement because the Great Western Board either recommends a third party tender or exchange offer for 25% or more of the outstanding shares of Common Stock or fails to recommend that stockholders
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reject such tender or exchange offer, (c) either Washington Mutual or Great
Western terminates the Merger Agreement because the Great Western stockholders fail to approve the Merger Agreement, but only if at the time of such failure, an alternative proposal to acquire Great Western has been publicly disclosed (it being agreed and understood that the Ahmanson Merger Proposal, if not unconditionally withdrawn prior to the mailing to Great Western stockholders of the Joint Proxy Statement relating to the Merger, would be such an alternative proposal), or (d) Washington Mutual terminates the Merger Agreement as a result of the willful breach by Great Western of any representation, warranty, covenant or other agreement in the Merger Agreement, but only if at or prior to the time of termination, an alternative proposal to acquire Great Western has been made known to Great Western or has been publicly disclosed, whether or not such alternative proposal is rejected by Great Western or withdrawn prior to the time of termination. For purposes of clause (d) above, the Ahmanson Merger Proposal made prior to the date of the Merger Agreement shall not be deemed to be such an alternative proposal; provided, however, that any alternative proposal made by Ahmanson after the date of the Merger Agreement, or any amendment or modification made after that date to the Ahmanson Merger Proposal, shall constitute such an alternative proposal. An additional $100 million fee is payable by Great Western to Washington Mutual if, within 18 months after termination of the Merger Agreement under the circumstances described above, Great Western enters into a definitive agreement with respect to or consummates an alternative proposal for an acquisition of Great Western by a third party.

     On February 25, 1997, Great Western announced that it had implemented a broad-based change-in-control employee severance plan. The consummation of the Merger would constitute a change-in-control under such plan, as well as a change-in-control under employment agreements and other benefit plan arrangements between Great Western and its officers, including Great Western's senior management.

                 REASONS FOR OPPOSING THE AHMANSON SOLICITATION

     As previously set forth in the Revocation Statement, Ahmanson is soliciting consents from Great Western stockholders in favor of approval of five proposals (together, the "Ahmanson Consent Proposals"). Great Western and its Board believe the Ahmanson consent solicitation and its related effort at Great Western's 1997 Annual Meeting of Stockholders to seek to elect three nominees to the Board and to adopt additional amendments to Great Western's By-laws are an attempt to limit the Board's options and flexibility in addressing the Ahmanson Merger Proposal as well as to pressure the Board and Great Western stockholders to act precipitously in an effort to further Ahmanson's own interests. Despite Ahmanson's efforts, the Board has acted and will continue to act deliberately and at all times in the best interests of Great Western and its stockholders. The Merger Agreement with Washington Mutual is a product of the Board's efforts. As stated in the Revocation Statement, Great Western opposes Ahmanson's proposed By-law amendment restricting break-up fees (Proposal 2) because Great Western recognizes that break-up fee arrangements are typically a condition to any strategic business combination proposal in the financial services industry. Great Western also believes that the By-law amendment contemplated by Ahmanson's Proposal 2 can only serve to impede the Board's ability to act in the best interest of Great Western's stockholders, and that the $100 million limit on the value of break-up fees set forth in Ahmanson's Proposal 2 is, in both dollar amount and percentage of transaction value, below levels required by third party buyers and agreed to by sellers in other transactions. The Merger Agreement contains provisions negotiated between the parties providing for termination fees potentially in excess of the amount set forth in Ahmanson's Proposal 2. Because the Board was not restricted by Proposal 2, the Board has been able to enter into a superior strategic business combination with superior value for the benefit of all Great Western stockholders. On March 6, 1997, following the announcement that Great Western and Washington Mutual had entered into the Merger Agreement, Ahmanson issued a press release in which it stated that it would promptly commence legal action in which, among other things, it would challenge Great Western's termination fee agreements with Washington Mutual, as described above.

     Ahmanson's Proposal 2, if validly approved by consent of the Great Western stockholders, would have no effect on the Merger Agreement, including the termination fee provisions thereof, since the Merger Agreement was previously approved by the Board and entered into by the parties.

                                        2
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     GREAT WESTERN'S BOARD OF DIRECTORS CONTINUES TO OPPOSE ALL OF THE AHMANSON
CONSENT PROPOSALS AND URGES YOU NOT TO SIGN THE WHITE CONSENT CARD SENT TO YOU BY AHMANSON.

     EVEN IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED AHMANSON'S WHITE CONSENT CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. WE URGE YOU TO SIGN, DATE AND MAIL THE BLUE CONSENT REVOCATION CARD SENT TO YOU BY THE GREAT WESTERN BOARD. IF YOU HAVE NOT ALREADY DONE SO, PLEASE RETURN THE BLUE CONSENT REVOCATION CARD TODAY.

                                    *  *  *

                                                     J. LANCE ERIKSON, SECRETARY

                                        3
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If your shares of Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Consent Revocation card with respect to your shares and only after receiving your specific instructions. Please contact the person responsible for your account at your brokerage firm, bank nominee or other institution and give instructions to revoke their consent to the Ahmanson Consent Proposals by executing the BLUE consent card today.

       Do not sign any white consent card you may receive from Ahmanson.

If you have any questions about giving your revocation of consent or require any assistance, please call:

                        [GEORGESON & COMPANY INC. LOGO]

                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005

                         CALL TOLL FREE: (800) 223-2064

                  BANKS & BROKERS CALL COLLECT: (212) 440-9800

                                                                      APPENDIX A

     Great Western and certain other persons named below may be deemed to be participants in the solicitation of proxies with respect to approval of the Merger Agreement. The participants in this solicitation may include the directors of Great Western (James F. Montgomery, John F. Maher, Dr. David Alexander, H. Frederick Christie, Stephen E. Frank, John V. Giovenco, Firmin A. Gryp, Enrique Hernandez, Jr., Charles D. Miller, Dr. Alberta E. Siegel and Willis B. Wood, Jr.); the following executive officers of Great Western: J. Lance Erikson (Executive Vice President, Secretary and General Counsel), Carl F. Geuther (Vice Chairman and Chief Financial Officer), Michael M. Pappas (Vice Chairman and President, Consumer Finance Division), A. William Schenck III (Vice Chairman), Ray W. Sims (Executive Vice President), and Jaynie M. Studenmund (Executive Vice President); and the following other members of management of Great Western: Stephen F. Adams (First Vice President, Associate General Counsel and Assistant Secretary), Bruce F. Antenberg (Senior Vice President-Finance, Treasurer and Assistant Secretary), Barry R. Barkley (Senior Vice President and Controller), Ian D. Campbell (Senior Vice President), Charles Coleman (Vice President, Great Western Bank), Allen D. Meadows (Senior Vice President, Great Western Bank), and John A. Trotter (First Vice President, Great Western Bank).

     As of the date of this communication, James F. Montgomery and John F. Maher beneficially owned 605,488 shares and 611,762 shares of Great Western common stock, respectively (including shares subject to stock options exercisable within 60 days). The remaining participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.